Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TREVENA, INC.

* * * * *

Trevena, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:  The amended and restated Certificate of Incorporation is hereby amended by deleting Article IV.A. and inserting the following in lieu thereof such that Article IV. A. shall read in its entirety as follows:

A.:  The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock which the Company shall have authority to issue is two hundred five million (205,000,000) shares, of which two hundred million (200,000,000) shares shall be Common Stock (the “Common Stock”), each having a par value of one-tenth of one cent ($0.001), and five million (5,000,000) shares shall be Preferred Stock (the “Preferred Stock”), each having a par value of one-tenth of one cent ($0.001).

SECOND:  That said amendment was duly adopted and approved in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the corporation.

IN WITNESS WHEREOF, said Trevena, Inc. has caused this certificate to be signed by John M. Limongelli, its Corporate Secretary, this 17th day of May 2018.

TREVENA, INC.

By:	/s/ John M. Limongelli
John M. Limongelli
Corporate Secretary